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Deloitte & Touche LLP
Suite 2300
333 Clay Street
Houston, Texas 77002-4196

Telephone (713) 756-2000
Facsimile: (713) 756-2001

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Bank United:

We have examined management's assertion about Bank United and its subsidiaries' (the "Bank") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the period ended September 30, 1998 included in the accompanying management assertion. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Bank complied with the aforementioned minimum servicing standards as of and for the period ended September 30, 1998 is fairly stated, in all material respects.

Deloitte & Touche LLP

October 21, 1998

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